Exhibit 99.1

DSP Group, Inc. Announces Agreement with Starboard

Two New Directors to Join Board

SAN JOSE, Calif., April 5, 2012—DSP Group, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications at home, announced today that it has reached an agreement with Starboard Value LP to nominate two new directors recommended by Starboard, Tom Lacey and Kenneth H. Traub, neither of whom is employed by or affiliated with DSP Group or Starboard. DSP Group will expand the Board from eight to nine members. Messrs. Lacey and Traub will be included in the Company’s 2012 proxy statement and submitted for stockholder approval at the company’s 2012 Annual Meeting, which is scheduled to be held on May 15, 2012.

In connection with the nominations, Starboard, which beneficially owns approximately 9.8% of DSP Group’s outstanding shares, has agreed to vote all of its shares in favor of each of the company’s nominees at the 2012 Annual Meeting. The two Starboard recommended candidates will be nominated as Class III directors with a term to expire at the company’s 2015 Annual Meeting.

Under the terms of the agreement, DSP Group has agreed to use its reasonable best efforts to report the company’s financial results, including revenue and profitability, across at least two of the company’s business segments, including Home and Enterprise, by the end of the third quarter of 2012. Starboard has agreed that until ten business days prior to the deadline for submission of stockholder nominations for the 2013 Annual Meeting it will not engage in a variety of activities, including advising, encouraging, supporting or influencing any person with respect to the voting or disposition of any securities of the Company, making any proposal with respect to the merger or restructuring of the Company, or seeking to influence the management, Board of Directors or policies of the Company.

Ofer Elyakim, CEO of DSP Group, stated, “We are pleased we were able to reach an agreement with Starboard which enables us to work together with our new Board nominees to enhance value for all stockholders. We look forward to welcoming the nominees as new Board members and believe they will be valuable contributors as we continue to evolve and improve our business plan.”

Jeff Smith, CEO of Starboard, stated, “We are pleased to have worked constructively with management and the Board of DSP Group and are confident that Messrs. Lacey and Traub will bring a fresh perspective and make substantial contributions to the Board. We look forward to continuing to work constructively with the Company and the Board to help maximize value for all stockholders.”

Tom Lacey, 53, currently serves as Chairman and Chief Executive Officer of G2 Technology, a provider of cloud-based product lifecycle solutions. He also currently serves on the Board of Directors of International Rectifier, a leader in power management technology. Prior to joining G2 Technology, Mr. Lacey served as Chief Executive Officer of Phoenix Technologies, a NASDAQ listed leading provider of core systems software, and Chairman and Chief Executive Officer of International DisplayWorks, a NASDAQ listed liquid crystal display company. Mr. Lacey also has served in management roles at Applied Materials, Flextronics International and Intel.

Kenneth H. Traub, 50, currently serves as the President and Chief Executive Officer of Ethos Management, a private investment and consulting firm. Mr. Traub also currently serves as Chairman of the Board of Directors of MRV Communications, a global supplier of optical communications systems and services, and as a member of the Boards of Directors of iPass, a leading global supplier of mobility services for enterprises and carriers, and MIPS Technologies, a provider of industry standard processor architectures and cores. Previously, Mr. Traub served as President, Chief Executive Officer and a member of the Board of Directors of American Bank Note Holographics, a publicly traded product and document security company. Mr. Traub also previously served on the Board of Directors of Phoenix Technologies.

The complete agreement will be included as an exhibit to DSP Group’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About DSP Group

DSP Group, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications at home. Delivering system solutions that combine semiconductors and software with reference designs, DSP Group enables consumer electronics (CE) manufacturers to cost-effectively develop new revenue-generating applications with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, and with a growing share of the wireless home telephony market, DSP Group provides a broad portfolio of wireless chipsets integrating DECT, Wi-Fi, PSTN and VoIP technologies with state-of-the-art application processors. Enabling converged voice, audio, video and data connectivity across diverse consumer products – from cordless and VoIP phones to home gateways and connected multimedia screens – DSP Group proactively partners with CE manufacturers to shape the future of converged communications at home. For more information, visit www.dspg.com.

About Starboard Value

Starboard Value is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded US small cap companies. The investment team has a successful track record of generating significant alpha for investors using their expertise in shareholder activism.

For more information, please contact Victor Halpert, Director of Business Development and Investor Relations. Tel: +1 917 602 2965, Email: victor.halpert@dspg.com